SEVERANCE AGREEMENT AND RELEASE
This Severance Agreement and Release (this “Agreement”) is made by and between Thomas Schneberger (“Employee”) and Livent Corporation (“Livent”). Employee and Livent are parties to this Agreement and are collectively referred to herein as the “Parties.” This Agreement provides for all payments to which Employee may be entitled from Livent and its subsidiaries and affiliates (including without limitation FMC Lithium USA Corp.) (collectively, the “Company”), including under the Executive Severance Guidelines for Corporate Officers. This Agreement is effective as of the Effective Date described in Paragraph 18(g) below. As used in this Agreement, any reference to Employee shall include Employee, and in their capacities as such, Employee’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns.
In consideration of the mutual promises, agreements and representations contained herein, the Parties agree as follows:
1.Termination of Service. Employee acknowledges that as of May 31, 2019 (the “Termination Date”), Employee’s employment with the Company terminated and Employee has no right to reemployment thereafter. Employee further acknowledges and agrees that during the period of May 9, 2019 through the Termination Date, Employee will not be expected to come into the Company’s offices and Employee shall perform transition services as reasonably requested by the Company. Employee confirms that, as of the Termination Date, Employee ceased to hold any position or office with the Company, including as an officer or director of the Company.
2.Company’s Obligations.
a)Whether or not Employee executes this Agreement, the Company will pay Employee a lump sum payment for Employee’s accrued but unused salary through the date of Termination and any accrued but unused vacation pay. Such payment will be made in a single lump sum, less standard withholding taxes, by the regular payroll date for the pay period in which the Termination Date occurs.
b)In consideration of the Release set forth in Paragraph 3 below and the promises made by Employee under this Agreement, including without limitation, Paragraph 4 below, and in lieu of any other severance amounts under any other severance plans or agreements provided by the Company, the Company agrees to pay or provide the following severance pay to Employee, provided Employee returns and does not revoke this Agreement:
(1)The Company shall pay Employee severance pay in the amount of $600,000, which is equal to (i) 12 months of Employee’s base salary as in effect on the Termination Date and (ii) Employees’ target annual bonus in effect as of the Termination Date. The severance pay shall be paid in a lump sum payment on the first payroll date that is administratively practicable after the Effective Date (and within 65 days after the Termination Date).
(2)The Company shall pay Employee a lump sum cash payment of $93,750, which is equal to Employee’s prorated target annual bonus for the year in which the Termination Date occurs. The payment will be made on the first payroll date that is administratively practicable after the Effective Date (and within 65 days after the Termination Date).
(3)During the period beginning on the Termination Date and ending on the last day of the 12-month period following the Termination Date (the “Coverage Period”), if Employee elects to receive continued health and dental coverage under the Company’s health and dental plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at a level of coverage at or below Employee’s level of coverage in effect on the Termination Date, the Company will pay the employer portion of the medical and/or dental coverage elected and Employee will be responsible for paying the employee portion that is in line with the election. The COBRA premiums may change on January 1, 2020 with the new plan year. The Company will continue to pay the employer portion of the medical and/or dental COBRA premium under this subsection only for the portion of the Coverage Period during which Employee continues coverage under the Company’s health and dental plan.
(4)The Company shall provide Employee with outplacement services with a provider designated by the Company, up to a value of $20,000.
(5)Employee’s outstanding equity awards shall be administered according to the terms of the applicable grant agreements and the attached Exhibit A.
c)Employee is not entitled to receive any other benefits from the Company, other than vested accrued benefits under the Livent Savings and Investment Plan.
d)Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise.
e)All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to applicable law.
f)Payments of any incentive compensation under this Agreement or otherwise shall be subject to the Livent Corporation Clawback Policy, according to the terms of such policy.
3.Release.
a)In further consideration of the compensation provided to Employee in Paragraph 2(b), Employee hereby agrees, subject to and without waiving any rights identified in Paragraph 8, Permitted Conduct, of this Agreement, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE the Company and each of its and their past or present parents, subsidiaries and affiliates (including without limitation FMC Corporation and its subsidiaries and affiliates (“FMC”)), their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company and of the Company’s past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or employees of all such pension and employee benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Employee may have, or which Employee’s heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Employee’s employment with the Released Parties to and including the date on which Employee executes this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with the Released Parties and/or the termination of Employee’s employment relationship with the Released Parties, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, Pennsylvania Human Relations Act, Pennsylvania Equal Pay Law, Pennsylvania Pregnancy Guidelines of the Human Relations Commission, including all amendments thereto, and any other federal, state or local statutes or common law under which Employee can waive Employee’s rights, any contracts between the Released Parties and Employee, and all claims for counsel fees and costs. Employee acknowledges that Employee has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.
b)In waiving and releasing any and all claims against the Released Parties, whether or not now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.
c)Notwithstanding the foregoing release, Employee does not waive (i) any entitlements under the terms of this Agreement, (ii) Employee’s existing right to receive vested accrued benefits under the Livent Savings and Investment Plan and any plan of FMC under which Employee has vested accrued benefits (other than under any separation or severance plan or program), (iii) any claims that, by law, may not be waived, (iv) any rights or claims that may arise after the date Employee executes this Agreement, (v) any right to indemnification under the bylaws of the Company or FMC, or under any directors and officers insurance policy, with respect to Employee’s performance of duties as an employee or officer of the Company or FMC, and (vi) any claim or right Employee may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.
4.Employee’s Obligations. Employee agrees to comply with the restrictive covenants and agreements set forth in the Employment Agreement dated October 10, 2018, and all other written restrictive covenants and agreements with the Company, and all confidentiality and other obligations with respect to the Company under the Livent Corporation Code of Ethics and Business Conduct applicable to former employees, including without limitation non-competition, non-solicitation, confidentiality and insider trading restrictions. Employee also agrees that Employee will not make or authorize any written or oral statements that are false or defamatory about the Company or its directors, officers or employees.  The foregoing are collectively referred to as the “Restrictive Covenants.” Employee expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Agreement. Employee further acknowledges that in the event that Employee violates any of the Restrictive Covenants, Employee shall forfeit any unpaid amounts described in Paragraph 2(b) and shall return to the Company any amounts previously paid pursuant to Paragraph 2(b), and the Company shall have no further obligation to Employee.
5.Return of Property. Employee warrants that Employee will return all Company property to the Company on or before the Termination Date and Employee will not download, copy or retain any property of the Company.  Employee further agrees to delete or destroy any and all files and/or backup files containing the Company’s confidential information, proprietary business information and trade secrets on any computer or storage device owned by and/or within the care, custody or control of Employee.  To the extent that Employee made use of Employee’s own personal computing devices (e.g., cell phone, laptop, thumbdrive) or telephone, hard disk, backup tapes, cloud systems, disks or flash drives during employment with the Company, Employee will deliver such personal computing devices to the Company for review and will permit the Company to delete all Company property and information from such personal computing devices, and/or permit the Company to remotely delete all Company property and information from such personal computing devices.
6.Cooperation. Employee agrees that, upon the Company’s reasonable notice to Employee, Employee shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Employee was involved (or alleged to have been involved) while employed with the Company or of which Employee has knowledge by virtue of Employee’s employment with the Company, including without limitation, the Nemaska Lithium arbitration. Without limiting the foregoing, Employee acknowledges and agrees that he may be required to review documents, participate in the discovery process, participate in depositions and otherwise provide testimony in connection with any proceeding relating to such claims or investigations. Upon submission of appropriate documentation, Employee shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.
7.Confidentiality of this Agreement. Except as required by law and as set forth in Paragraph 8 below, Employee agrees that Employee will not disclose the existence of this Agreement, the terms of this Agreement or the circumstances or allegations giving rise to this Agreement, to any person other than Employee’s attorney, immediate family members, accountants or financial advisors, and any other parties where such disclosure is required by law, so long as such individuals agree to keep such information confidential. Employee expressly acknowledges that maintaining the confidentiality of this Agreement is a material term of this Agreement.
8.Permitted Conduct. Nothing in this Agreement restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board,

the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law. However, to the maximum extent permitted by law, Employee is waiving Employee’s right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Employee does not need to notify the Company that Employee has engaged in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law..
9.No Other Benefits or Compensation. Effective on Employee’s Termination Date, Employee shall cease to be a participant in the benefit plans of the Company, except that Employee’s coverage under the applicable Company health plan shall continue until the Termination Date and Employee may thereafter elect continued health coverage under the Consolidated Omnibus Budget Reconciliation Act, subject to the terms of the health and dental plan and subject to Employee paying the applicable premiums. Employee acknowledges that, upon receiving the payments and benefits provided for in Paragraph 2, Employee has received all benefits and amounts due from the Company related to Employee’s employment with the Company, including all wages, overtime, bonuses, commissions, incentives, sick pay, personal leave and vacation pay to which Employee is entitled and that no other amounts are due to Employee other than as set forth in this Agreement. Employee also acknowledges that Employee was provided any leaves to which Employee was entitled in connection with Employee’s employment with the Company. Notwithstanding the foregoing, nothing in this Agreement is a waiver, modification or forfeiture of any vested accrued benefit that Employee may have under the Company’s benefit plans.
10.No Admission of Liability. It is expressly understood and agreed that this Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing on the part of the Company under any law.
11.Controlling Law. This Agreement and all matters arising out of, or relating to, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflict-of-law principles. Notwithstanding the foregoing, and for the avoidance of any doubt, if a Company benefit plan or other employment-related agreement provides in writing that it shall be governed by the laws of another state, then all matters arising out of, or relating to, such benefit plan or other employment-related agreement shall be governed by, and construed in accordance with, the laws of the state designated in such benefit plan or other employment-related agreement.
12.Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought and prosecuted only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, and the jurisdiction of such court in any such proceeding shall be exclusive. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
13.Severability. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Paragraph 3 is held to be unlawful, invalid or unenforceable, any payments made pursuant to Paragraph 2(b) shall be returned to the Company and no further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
14.Amendment. The Parties agree that this Agreement may not be altered, amended or modified, in any respect, except by a writing duly executed by both Parties.
15.Entire Agreement. The Parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them; that this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof (except as provided in the following sentence), and that the terms of this Agreement are contractual and not recitals only. Notwithstanding the foregoing, Employee agrees that Employee shall remain subject to all Restrictive Covenants, and such Restrictive Covenants will continue in effect according to their terms.
16.Section 409A. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption, and the provisions of this Paragraph shall apply notwithstanding any provisions of this Agreement to the contrary. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. With respect to any payments that are subject to section 409A of the Code, in no event shall Employee, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to section 409A of the Code, in no event shall the timing of Employee’s execution of this Agreement, directly or indirectly, result in Employee designating the calendar year of payment of any amount set forth in Paragraph 2(b) above, and if a payment of any amount set forth in Paragraph 2(b) above is subject to section 409A of the Code and could be made in more than one taxable year, based on timing of the execution of this Agreement, payment shall be made in the later taxable year. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.
17.Breach of Agreement. Employee expressly acknowledges and agrees that continuing to comply with the terms of the Agreement is a material condition of the Company’s payments hereunder. Employee further acknowledges that in the event that Employee breaches any term of this Agreement, Employee shall forfeit any unpaid amounts described in Paragraph 2(b), any amounts previously paid by the Company pursuant to Paragraph 2(b) shall be subject to clawback by the Company, and the Company shall have no further obligation to Employee.
18.ACKNOWLEDGEMENT. Employee hereby acknowledges that:
a)The Company advises Employee to consult with an attorney before signing this Agreement;
b)Employee has obtained independent legal advice from an attorney of Employee’s own choice with respect to this Agreement or Employee has knowingly and voluntarily chosen not to do so;
c)Employee freely, voluntarily and knowingly entered into this Agreement after due consideration;
d)Employee had at least 21 days to review and consider this Agreement;
e)If Employee knowingly and voluntarily chooses to do so, Employee may accept the terms of this Agreement on or after the Termination Date;
f)Employee is signing this Agreement on or within 3 days after Employee’s Termination Date;
g)Employee has a right to revoke this Agreement by notifying Kathleen Weslock at the Company in writing within seven days of Employee’s execution of this Agreement. Unless revoked, this Agreement will become effective on the eighth day following its execution (the “Effective Date”);
h)Changes to the Company’s offer contained in this Agreement that are immaterial will not restart the consideration period;
i)In exchange for Employee’s waivers, releases and commitments set forth herein, including Employee’s waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that Employee is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which Employee would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and
j)No promise or inducement has been offered to Employee, except as expressly set forth herein, and Employee is not relying upon any such promise or inducement in entering into this Agreement.
k)Employee represents that Employee has read the terms of this Agreement, that this Agreement is written in a manner that Employee can understand and that the Company has not made any representations concerning the terms or effects of this Agreement other than those contained herein.
l)Employee freely and voluntarily agrees to all the terms and conditions hereof, and signs the same as Employee’s own free act.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

Livent Corporation
Date: 6/3/2019_____	By: /s/Kathleen Weslock_________
Name: Kathleen Weslock____________
Title: Chief Human Resources Officer_

Date: 6/1/2019_____	By: /s/ Thomas Schneberger_________ Thomas Schneberger

NOTE: Do Not Sign Until After Termination Date.

Exhibit A

Equity Awards

Stock Options

1.    The following unvested stock options (each an "Option") shall remain outstanding and continue to vest based on the regularly scheduled vesting dates for 12 months following the Termination Date, and shall remain exercisable for 12 months after vesting (but not beyond the end of the term of the option and not beyond the period allowed under the Livent Corporation Incentive Compensation and Stock Plan).

Grant	Grant Date	# of Shares Unvested	Vesting Date	Prorated Shares Vesting
Option	2/27/2017	41,389	2/27/2020	41,389

2.    The following unvested stock options (each an "IPO Option") shall remain outstanding and continue to vest based on the regularly scheduled vesting dates until the options are fully vested, and shall remain exercisable for 12 months after vesting (but not beyond the end of the term of the option and not beyond the period allowed under the Livent Corporation Incentive Compensation and Stock Plan).

Grant	Grant Date	# of Shares Unvested	Vesting Date	Prorated Shares Vesting
IPO Option	10/10/2018	42,857	10/10/2021	42,857
IPO Option	10/10/2018	42,858	10/10/2022	42,858

Restricted Stock Units

3.    The following unvested restricted stock units (“RSUs”) shall have prorated accelerated vesting as of the Termination Date, and the vested RSUs shall be paid in shares at the date specified in the applicable grant agreement.

Grant	Grant Date	# of Shares Unvested	Vesting Date	Prorated Shares Vesting
RSU	2/27/2017	11,884	12/31/2019	9,432
RSU	2/27/2017	11,232	2/27/2020	8,442
RSU	2/15/2018	34	12/31/2019	23
RSU	2/15/2018	7,571	12/31/2020	3,389
RSU	2/15/2018	7,504	2/15/2021	3,218
RSU	2/20/2019	48	12/31/2019	15
RSU	2/20/2019	27	12/31/2020	4

4.    The following unvested RSUs (each an "IPO RSU") shall be fully vested as of the Termination Date, and the vested RSUs shall be paid in shares at the date specified in the applicable grant agreement.

Grant	Grant Date	# of Shares Unvested	Vesting Date	Prorated Shares Vesting
IPO RSU	10/10/2018	13,235	10/10/2021	13,235
IPO RSU	10/10/2018	13,236	10/10/2022	13,236